Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE REPORTS SECOND QUARTER RESULTS

Albuquerque, NM — July 23, 2009

OVERVIEW:

•	First Community Bank returned to well-capitalized under regulatory guidelines.

•	Completed the sale of our Colorado branches resulting in a gain of $23 million.

•	Loans decreased $73 million, excluding loans sold in the Colorado branch sale.

•	Non brokered deposits increased $136 million, excluding the deposits sold in the Colorado branch sale.

•	Brokered deposits including CDARS reciprocal decreased $156 million.

•	Net interest margin of 2.96% for the quarter.

•	Total non-performing assets increased $60 million.

•	$79 million of allowance not included in regulatory capital.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a second quarter 2009 net loss of $6.2 million or $(0.30) per diluted share, compared to a net loss of $118.3 million or $(5.87) per diluted share for the same period in 2008. First State’s net loss for the six months ended June 30, 2009 was $30.6 million, or $(1.49) per diluted share, compared to a net loss of $114.4 million, or $(5.68) per diluted share for the same period in 2008. The net loss for the three and six months ended June 30, 2009 resulted primarily from the increase in provision for loan losses due to increased non-performing assets and increased charge-offs partially offset by the gain on the sale of our Colorado branches of $23.3 million in June 2009. The net loss for the three and six months ended June 30, 2008 was the result of a $127.4 million non-cash goodwill impairment charge and an increased provision for loan losses due primarily to increased levels of non-performing assets.

On June 26, 2009, we completed the sale of our Colorado branches to Great Western Bank, a South Dakota-based subsidiary of National Australia Bank. On June 26, 2009, we transferred approximately $385 million in loans, $509 million in deposits and securities sold under agreements to repurchase, $20 million of premises and equipment and other assets, and received a deposit premium of $30 million. After the write-off of the core deposit intangible associated with these deposits and certain transaction costs, we recorded a pretax gain of approximately $23.3 million.

On July 2, 2009, First State Bancorporation (the “Company”) and its subsidiary bank, First Community Bank (“Bank’), executed a written agreement (“Agreement”) with the Federal Reserve Bank of Kansas City and the New Mexico Financial Institutions Division (collectively, the “Regulators”). The Agreement is based on findings of the Regulators identified in January and February 2009 examinations of the Bank and the Company, respectively. Several of the provisions in the Agreement are similar to an informal agreement entered into by the Company and the Bank in September 2008, as disclosed in the Form 8-K filed September 29, 2008.

“We were very pleased with the continued growth in our core deposits during the second quarter, and our return to a well capitalized status for First Community Bank,” stated Michael R. Stanford, President and Chief Executive Officer. “We have been working diligently since mid 2008 to ensure that we meet all of the requirements of our agreements with our Regulators, and are very satisfied with our progress to date,” continued Stanford.

STATEMENT OF OPERATIONS HIGHLIGHTS:

(Unaudited - $ in thousands, except share and per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest income	$39,998	$49,541	$81,228	$102,510
Interest expense	15,080	18,295	29,958	39,859

Net interest income	24,918	31,246	51,270	62,651
Provision for loan losses	(31,100)	(28,700)	(64,400)	(32,600)

Net interest income (expenses) after provision for loan losses	(6,182)	2,546	(13,130)	30,051
Non-interest income	30,068	6,987	39,702	13,199
Non-interest expense	30,112	155,134	57,171	182,895

Loss before income taxes	(6,226)	(145,601)	(30,599)	(139,645)
Income tax expense (benefit)	—	(27,294)	—	(25,263)

Net loss	$(6,226)	$(118,307)	$(30,599)	$(114,382)

Basic loss per share	$(0.30)	$(5.87)	$(1.49)	$(5.68)
Diluted loss per share	$(0.30)	$(5.87)	$(1.49)	$(5.68)
Weighted average basic shares outstanding	20,608,912	20,165,335	20,539,050	20,150,378
Weighted average diluted shares outstanding	20,608,912	20,165,335	20,539,050	20,150,378

First State has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding First State’s operational performance and to enhance investors’ overall understanding of First State’s operating financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts, and other users of First State’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding First State’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by First State may be different from non-GAAP financial measures used by other companies.

Net loss excluding the gain on sale of our Colorado branches for the second quarter was a loss of $29.5 million, or $(1.43) per diluted share. This compares to a net loss, excluding a goodwill impairment charge, net of tax, of $10.8 million or $(0.54) per diluted share for the second quarter of 2008. The net loss excluding the gain on sale of Colorado branches for the six months ended June 30, 2009, was $53.9 million compared to a net loss excluding goodwill impairment charge of $6.9 million for 2008. Net operating loss per diluted share excluding the gain on sale of Colorado branches for the six months ended June 30, 2009 was $(2.62) compared to a net loss per diluted share excluding goodwill impairment charge of $(0.34) for the same period in 2008.

The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

FINANCIAL SUMMARY:

(Unaudited - $ in thousands except per-share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss) as reported	$(6,226)	$(118,307)	$(30,599)	$(114,382)
Goodwill impairment charge, net of tax	—	107,484	—	107,484
Gain on sale of Colorado branches	(23,292)	—	(23,292)	—

Net income (loss) excluding goodwill impairment charge and gain on sale of Colorado branches	$(29,518)	$(10,823)	$(53,891)	$(6,898)

GAAP basic and diluted earnings (loss) per share	$(0.30)	$(5.87)	$(1.49)	$(5.68)

Diluted earnings (loss) per share excluding goodwill impairment charge and gain on sale of Colorado branches	$(1.43)	$(0.54)	$(2.62)	$(0.34)

GAAP return on average assets	(0.71)%	(13.58)%	(1.77)%	(6.65)%

Return on average assets excluding goodwill impairment charge and gain on sale of Colorado branches	(3.35)%	(1.24)%	(3.12)%	(0.40)%

GAAP return on average equity	(18.59)%	(149.19)%	(42.71)%	(72.38)%

Return on average equity excluding goodwill impairment charge and gain on sale of Colorado branches	(88.13)%	(13.65)%	(75.22)%	(4.36)%

Non-interest income as reported	$30,068	$6,987	$39,702	$13,199
Gain on sale of Colorado branches	(23,292)	—	(23,292)	—

Non-interest income excluding gain on sale of Colorado branches	$6,776	$6,987	$16,410	$13,199

Non-interest expense as reported	$30,112	$155,134	$57,171	$182,895
Goodwill impairment charge	—	(127,365)	—	(127,365)

Non-interest expense excluding goodwill impairment charge	$30,112	$27,769	$57,171	$55,530

Efficiency ratio	54.76%	405.76%	62.84%	241.13%

Efficiency ratio excluding goodwill impairment charge and gain on sale of Colorado branches	95.01%	72.63%	84.47%	73.21%

GAAP operating expenses to average assets	3.42%	17.81%	3.31%	10.64%

Operating expenses to average assets excluding goodwill impairment charge and gain on sale of Colorado branches	3.42%	3.19%	3.31%	3.23%

Net interest margin	2.96%	3.96%	3.11%	4.04%

Average equity to average assets	3.80%	9.10%	4.15%	9.19%

Leverage ratio:
Consolidated	4.66%	7.11%	4.66%	7.11%

Bank Subsidiary	6.29%	7.88%	6.29%	7.88%

Total risk based capital ratio:
Consolidated	10.58%	10.44%	10.58%	10.44%

Bank Subsidiary	10.77%	10.32%	10.77%	10.32%

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands Except per share amounts)	June 30, 2009	December 31, 2008	June 30, 2008	$ Change from December 31, 2008	$ Change from June 30, 2008
Total assets	$2,992,356	$3,415,049	$3,464,882	$(422,693)	$(472,526)
Total loans	2,245,905	2,754,589	2,729,677	(508,684)	(483,772)
Investment securities	484,762	488,996	502,366	(4,234)	(17,604)
Deposits	2,197,894	2,522,542	2,646,903	(324,648)	(449,009)
Non-interest bearing deposits	399,626	453,319	522,015	(53,693)	(122,389)
Interest bearing deposits	1,798,268	2,069,223	2,124,888	(270,955)	(326,620)
Borrowings	596,732	596,060	458,253	672	138,479
Shareholders’ equity	129,202	159,254	191,763	(30,052)	(62,561)
Book value per share	$6.27	$7.84	$9.52	$(1.57)	$(3.25)
Tangible book value per share	$5.98	$7.08	$8.68	$(1.10)	$(2.70)

Net interest income was $24.9 million for the second quarter of 2009 compared to $31.2 million for the same quarter of 2008. For the six months ended June 30, 2009 and 2008, net interest income was $51.3 million and $62.7 million, respectively. Our net interest margin was 2.96% and 3.96% for the second quarter of 2009 and 2008, respectively, and 3.27% for the first quarter of 2009. The net interest margin was 3.11% and 4.04% for the six months ended June 30, 2009 and 2008, respectively.

Net Interest Margin

The decrease in the net interest margin is primarily due to the decrease in the federal funds target rate that began in September 2007 and continued through December 2008, along with the increase in non performing assets throughout 2008 and the first half of 2009. The Federal Reserve Bank has lowered the federal funds target rate by 500 basis points, 400 of which occurred in calendar 2008, leading to an equal decrease in the prime lending rate. A significant portion of our loan portfolio is tied directly to the prime lending rate and adjusts daily when there is a change in the prime lending rate. The rates paid on customer deposits are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment.

Our asset sensitivity including the increase in excess cash during the second quarter of 2009, the decrease in the prime lending rate over the last eighteen months, the increase in non-accrual loans combined with an increase in borrowings and slow and minimal deposit repricing continues to have a negative impact on the net interest margin. The average level of excess cash including interest-bearing deposits with other banks and federal funds sold increased by $219 million and $131 million for the three and six months ended June 30, 2009, respectively while non-accrual loans increased from $74 million at the end of June 30, 2008 to $185 million at the end of June 30, 2009 which negatively impacted the net interest margin. Average borrowings increased $82 million and $109 million for the three and six months ended June 30, 2009, respectively, generating additional interest expense during the period. From a deposit perspective, we have lowered selected deposit rates since the beginning of 2008, but continue to remain competitive in the markets we serve. During the second quarter of 2009 we were required to monitor and maintain our deposit rates no higher than 75 bps above the average local area rates consistent with regulatory requirements for “adequately capitalized” institutions. This contributed to a decrease in our cost of deposits during the second quarter of 2009; however, the excess cash liquidity and increase in non accrual loans negated much of the benefit of the decrease in deposit rates on the overall net interest margin.

In the first quarter of 2009, in order to increase our liquidity position, we issued additional brokered deposits and borrowed additional funds from the Federal Home Loan Bank (“FHLB”), resulting in an increase in lower yielding cash on the balance sheet. We also focused on longer maturities of brokered deposits issued in the first quarter of 2009, as well as longer maturities of FHLB borrowings over the next two to three years to further strengthen our liquidity position. Although these activities as noted above have contributed to the recent margin compression, we continue to believe that the improvement in our current liquidity position clearly outweighs the potential margin compression that could continue over the next few quarters. The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

Liquidity

During the second quarter of 2009 we continued to focus our attention on the overall liquidity position of the Bank due to the current economic environment in addition to our classification as an “adequately capitalized” institution. We continued to accumulate and maintain excess cash liquidity from loan reductions and increased deposits to compensate for the inability to rollover or issue new brokered deposits including our CDARS Reciprocal deposits while considered an “adequately capitalized” institution. During the quarter, excluding the Colorado branch sale, our efforts contributed to a reduction in the total loan portfolio of $73 million and helped grow deposits $136 million excluding brokered deposits. As a result of our inability to rollover or issue new brokered deposits, we decreased our reliance on brokered deposits by $156 million during the quarter. Approximately $98 million of the decrease was made up of CDARS Reciprocal deposits consisting of our customers who we were not able to renew due to the classification of these deposits as brokered deposits under the regulatory definition.

During the second quarter, management was also able to establish two additional federal funds borrowing lines for a total capacity of approximately $60 million at June 30, 2009 fully collateralized by investment securities. We continue to work with the FHLB in an effort to secure a subordination agreement which we anticipate could provide additional liquidity in the form of additional borrowing capacity of approximately $100 million with the Federal Discount Window if obtained.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Six Months Ended June 30, 2009	Year Ended December 31, 2008	Six Months Ended June 30, 2008
Balance beginning of period	$79,707	$31,712	$31,712
Provision for loan losses	64,400	71,618	32,600
Net charge-offs	(27,185)	(23,623)	(5,328)
Allowance related to loans sold	(7,827)	—	—

Balance end of period	$109,095	$79,707	$58,984

Allowance for loan losses to total loans held for investment	4.89%	2.91%	2.17%
Allowance for loan losses to non-performing loans	52%	67%	80%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	June 30, 2009	December 31, 2008	June 30, 2008
Accruing loans – 90 days past due	$—	$4,139	$1
Non-accrual loans	211,303	114,138	73,929

Total non-performing loans	$211,303	$118,277	$73,930
Other real estate owned	29,671	18,894	15,610

Total non-performing assets	$240,974	$137,171	$89,540

Potential problem loans	$258,922	$130,884	$74,791
Total non-performing assets to total assets	8.05%	4.02%	2.58%

First State’s provision for loan losses was $31.1 million for the second quarter of 2009 compared to $28.7 million for the same quarter of 2008. The provision for loan losses for the six months ended June 30, 2009 was $64.4 million, compared to $32.6 million for the same period in 2008. First State’s allowance for loan losses was 4.89% and 2.17% of total loans held for investment at June 30, 2009 and June 30, 2008, respectively. The increase is a result of an increase in net charge-offs and an increase in non-performing loans. The allowance was increased, based on management’s current evaluation, to provide for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions. Substantially all non-performing loans are secured by real estate, where fair value is more determinable based on appraisals, which decreases the reserves needed on those loans compared to other categories where the collateral is less tangible.

Other real estate owned increased approximately $14.1 million compared to the same period of 2008 and increased approximately $10.8 million compared to December 31, 2008. Other real estate owned at June 30, 2009 includes $23.7 million in foreclosed or repossessed assets, a $3.9 million property that was previously held for future expansion and development by Front Range Capital Corporation, a company acquired by First State in March, 2007, and $2.1 million in facilities and vacant land listed for sale.

“Our non performing asset totals continue to be impacted primarily by deterioration in our residential construction and land development loan portfolios,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We have aggressively reassessed our potential exposure to construction and land development loans and have established specific reserves based on current market values, even for some loans which are not yet past due but that we have moved to a non-performing status. We have continued to bolster our allowance for loan losses which has resulted in $79 million in the allowance that is not included in our capital ratios,” continued Dee.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Three Months Ended June 30,		$ Change	% Change
	2009	2008
Service charges	$3,690	$3,722	$(32)	(1)%
Credit and debit card transaction fees	1,044	1,039	5	1
Gain (loss) on investment securities	—	110	(110)	(100)
Gain on sale of loans	1,260	1,109	151	14
Gain on sale of Colorado branches	23,292	—	23,292	—
Other	782	1,007	(225)	(22)

	$30,068	$6,987	$23,081	330%

The increase in gain on sale of mortgage loans is primarily due to increased volumes. During the second quarter of 2009 we sold $106 million in loans compared to $76 million during the same period in 2008, realizing a smaller gain per loan sold.

The gain on sale of our Colorado branches is from the completion of our sale transaction to Great Western Bank on June 26, 2009.

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	Six Months Ended June 30,		$ Change	% Change
	2009	2008
Service charges	$7,453	$6,714	$739	11%
Credit and debit card transaction fees	1,996	1,976	20	1
Gain (loss) on investment securities	2,754	(126)	2,880	(2,286)
Gain on sale of loans	2,625	2,356	269	11
Gain on sale of Colorado branches	23,292	—	23,292	—
Other	1,582	2,279	(697)	(31)

	$39,702	$13,199	$26,503	201%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, an increase in non-customer ATM fees, and a reduction in fees waived from deposit accounts.

The increase in gain on investment securities is due to an increase in sales of investment securities during the period. During the first quarter of 2009, certain securities were sold at a gain as part of our continued efforts to bolster capital. The loss on investment securities in 2008 includes an “other than temporary” impairment charge of $333,000 on FHLMC preferred stock, held in the available for sale portfolio and acquired as part of the acquisition of Front Range Capital Corporation in March 2007, partially offset by gains from calls and sales of securities during the period.

The increase in gain on sale of mortgage loans is primarily due to increased volumes. During the first half of 2009 we sold $209 million in loans compared to $160 million during the same period in 2008, realizing a smaller gain per loan sold.

The gain on sale of our Colorado branches is from the completion of our sale transaction to Great Western Bank on June 26, 2009.

The decrease in other non-interest income is due primarily to a decrease in check imprint income, and a decrease in earnings on cash deposited with our official check outsourcing vendor.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Three Months Ended June 30,		$ Change	% Change
	2009	2008
Salaries and employee benefits	$12,437	$12,763	$(326)	(3)%
Occupancy	3,623	4,138	(515)	(12)
Data processing	1,435	1,377	58	4
Equipment	1,496	1,913	(417)	(22)
Legal, accounting, and consulting	1,589	790	799	101
Marketing	678	734	(56)	(8)
Telephone	423	573	(150)	(26)
Other real estate owned	815	1,200	(385)	(32)
FDIC insurance premiums	3,782	530	3,252	614
Amortization of intangibles	601	640	(39)	(6)
Goodwill impairment charge	—	127,365	(127,365)	(100)
Other	3,233	3,111	122	4

	$30,112	$155,134	$(125,022)	(81)%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At June 30, 2009, full time equivalent employees totaled 587 compared to 905 at June 30, 2008. The decrease is also due to a decrease in incentive bonus expense, a decrease in self-insured medical and dental claims, partially offset by increased mortgage commissions and separation pay associated with the sale of the Colorado branches and the closure of our Colorado Mortgage division. The separation pay related to the Colorado branches and the Colorado Mortgage division totaled $1.3 million.

The decrease in occupancy is primarily due to a decrease in building depreciation expense and leasehold amortization due to the classification of the Colorado branches to held for sale prior to the completion of the sale, and lower lease impairment charges in the second quarter of 2009 compared to 2008.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment related to the Colorado branches classified as held for sale prior to the completion of the sale.

The increase in legal, accounting, and consulting resulted from legal and investment banking fees of approximately $350,000 incurred in connection with the sale of our Colorado branches, and consulting costs of approximately $170,000 related to a staffing model that was prepared in connection with our continued efforts to control non-interest expenses. In addition, legal fees in 2009 have been higher as a result of higher levels of non performing loans.

The decrease in expenses for other real estate owned is primarily due to a decrease in write-downs of properties to reflect their fair values, partially offset by an increase in other expenses related to the properties.

The increase in FDIC insurance premiums is due in part to new FDIC assessment rates that took effect on January 1, 2009, as well as an increase in average deposits. Also, in February 2009, the FDIC adopted an additional final rule which included an additional uniform two basis point increase as well as other adjustments that took effect on April 1, 2009. In addition, in May 2009, the FDIC issued a final rule establishing a special assessment of five basis points on each FDIC-insured depository institution’s assets, minus its Tier 1 capital, as of June 30, 2009. The special assessment which totaled $1.4 million will be collected September 30, 2009.

The goodwill impairment charge represents the write-off of goodwill in the second quarter of 2008.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	Six Months Ended June 30,		$ Change	% Change
	2009	2008
Salaries and employee benefits	$23,959	$26,280	$(2,321)	(9)%
Occupancy	7,441	8,163	(722)	(9)
Data processing	2,912	2,926	(14)	(1)
Equipment	3,411	4,057	(646)	(16)
Legal, accounting, and consulting	2,943	1,366	1,577	115
Marketing	1,337	1,481	(144)	(10)
Telephone	794	1,066	(272)	(26)
Other real estate owned	1,775	1,702	73	4
FDIC insurance premiums	5,268	995	4,273	429
Amortization of intangibles	1,203	1,280	(77)	(6)
Goodwill impairment charge	—	127,365	(127,365)	(100)
Other	6,128	6,214	(86)	(1)

	$57,171	$182,895	$(125,724)	69%

The decrease in salaries and employee benefits is primarily due to a decrease in headcount. At June 30, 2009, full time equivalent employees totaled 587 compared to 905 at June 30, 2008. The decrease is also due to a decrease in incentive bonus expense, a decrease in self-insured medical and dental claims, partially offset by increased mortgage commissions and separation-pay associated with the sale of the Colorado branches and the closure of our Colorado Mortgage division.

The decrease in occupancy is primarily due to a decrease in building depreciation expense and leasehold amortization due to classification of the Colorado branches to held for sale prior to the completion of the sale, and lower lease impairment charges in the second quarter of 2009 compared to 2008.

The decrease in equipment is primarily the decrease in depreciation expense on equipment related to the Colorado branches classified as held for sale prior to the completion of the sale.

The increase in legal, accounting, and consulting resulted from legal and investment banking fees incurred in connection with the sale of our Colorado branches, and consulting costs related to a staffing model that was prepared in connection with our continued efforts to control non-interest expenses.

The increase in expenses for other real estate owned is primarily due to an increase in the number of properties partially offset by a decrease in Oreo write-downs.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect on January 1, 2009, the five basis point special assessment, as well as an increase in deposits. The final rule also permits the imposition of an additional emergency special assessment after June 30, 2009, of up to five basis points per quarter through 2009.

The decrease in other non-interest expense includes decreases in supply expense, delivery expense, check imprint expense, and travel and entertainment expense which are part of our bank wide expense reduction strategy, partially offset by increases in our D & O insurance.

There was no income tax benefit for the three and six months ended June 30, 2009, as the net operating loss and other net deferred tax assets were fully offset by a deferred tax asset valuation allowance.

In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Thursday, July 23, 2009 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning July 23, 2009 through August 2, 2009 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Wednesday, July 22, 2009, First State’s stock closed at $1.36 per share.

The following tables provide selected information for average balances and average yields for the three and six month periods ended June 30, 2009 and June 30, 2008:

(Unaudited - $ in thousands)	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,656,375	5.24%	$2,659,033	6.61%
Investment securities	499,444	4.14%	505,089	4.63%
Interest-bearing deposits with other banks and federal funds sold	225,515	0.25%	6,549	2.40%
Total interest-earning assets	3,381,334	4.74%	3,170,671	6.28%
Total interest-bearing deposits	2,208,533	2.09%	2,106,917	2.82%
Total interest-bearing liabilities	2,866,307	2.11%	2,682,935	2.74%

Non interest-bearing demand accounts	505,412		481,463
Equity	134,345		318,947
Total assets	3,531,448		3,503,733

(Unaudited - $ in thousands)	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,697,172	5.28%	$2,608,810	7.01%
Investment securities	488,686	4.31%	502,887	4.61%
Interest-bearing deposits with other banks and federal funds sold	138,441	0.26%	7,385	3.10%
Total interest-earning assets	3,324,299	4.93%	3,119,082	6.61%
Total interest-bearing deposits	2,168,340	2.18%	2,098,113	3.05%
Total interest-bearing liabilities	2,827,102	2.14%	2,647,755	3.03%

Non interest-bearing demand accounts	483,332		470,055
Equity	144,473		317,799
Total assets	3,479,339		3,457,926

The following tables provide information regarding loans and deposits for the quarters ended June 30, 2009 and 2008, and the year ended December 31, 2008:

LOANS:

(Unaudited - $ in thousands)	June 30, 2009		December 31, 2008		June 30, 2008
Commercial	$279,507	12.4%	$356,769	13.0%	$352,039	12.9%
Real estate – commercial	898,435	40.0%	1,172,952	42.6%	1,060,150	38.8%
Real estate – one- to four-family	186,184	8.3%	270,613	9.8%	272,509	10.0%
Real estate – construction	835,561	37.2%	896,117	32.5%	987,306	36.2%
Consumer and other	31,570	1.4%	41,474	1.5%	45,062	1.6%
Mortgage loans available for sale	14,648	0.7%	16,664	0.6%	12,611	0.5%

Total	$2,245,905	100.0%	$2,754,589	100.0%	$2,729,677	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	June 30, 2009		December 31, 2008		June 30, 2008
Non-interest bearing	$399,626	18.2%	$453,319	18.0%	$522,015	19.7%
Interest-bearing demand	297,871	13.6%	296,732	11.8%	327,370	12.4%
Money market savings accounts	452,811	20.6%	471,011	18.6%	614,666	23.2%
Regular savings	91,865	4.2%	100,691	4.0%	110,139	4.2%
Certificates of deposit less than $100,000	245,252	11.2%	325,110	12.9%	358,362	13.5%
Certificates of deposit greater than $100,000	418,543	19.0%	471,826	18.7%	631,408	23.8%
CDARS Reciprocal deposits	113,031	5.1%	212,249	8.4%	62,943	2.4%
Brokered deposits	178,895	8.1%	191,604	7.6%	20,000	0.8%

Total	$2,197,894	100.0%	$2,522,542	100.0%	$2,646,903	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth, timing of new branch openings, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2008, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.